EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION


                                     among:


                               EXAR CORPORATION,
                            a Delaware corporation;


                         SILICON MICROSTRUCTURES, INC.,
                           a California corporation;


                               ROHM CORPORATION,
                           a California corporation;


                                      and


              JAMES W. KNUTTI, HENRY V. ALLEN AND ROHM U.S.A. INC.



                            Dated as of June 8, 1995



TABLE OF CONTENTS                                    Page
Page

SECTION 1.SALE AND PURCHASE OF SHARES; RELATED
          TRANSACTIONS                                 1
          1.1  Sale and Purchase of Shares.            1
          1.2  Purchase Price.                         2
          1.3  Closing.                                2
          1.4  Tax Treatment.                          2
          1.5  Agreements with Selling Shareholders    3

SECTION 2.REPRESENTATIONS AND WARRANTIES OF
          THE FOUNDERS                                 3
          2.1  Subsidiaries.                           3
          2.2  Corporate Existence.                    3
          2.3  Capitalization.                         4
          2.4  Financial Statements of SMI.            4
          2.5  Changes.                                4
          2.6  No Undisclosed Liabilities.             4
          2.7  Taxes.                                  4
          2.8  Real Property.                          5
          2.9  Tangible Personal Property.             5
          2.10  Intellectual Property.                 5
          2.11  Compliance with Laws.                  6
          2.12  Contracts.                             6
          2.13  Employees, Salaries and Fringe
                Benefits.                              6
          2.14  Insurance.                             7
          2.15  Receivables.                           7
          2.16  Inventory.                             7
          2.17  Sale of Products; Performance of
                Services.                              8
          2.18  Litigation.                            8
          2.19  Non-Contravention.                     8
          2.20  Corporate Authority; Authorization.    8
          2.21  Governmental Approvals.                8
          2.22  Brokers.                               9
          2.23  Full Disclosure.                       9
          2.24  Title To Shares.                       9
          2.25  No Claim Against SMI.                  9
          2.26  Investment Representations.            9

SECTION 3.REPRESENTATIONS AND WARRANTIES OF EXAR       10
          3.1  Acquisition of Shares.                  10
          3.2  Due Organization                        10
          3.3  Corporate Authority; Authorization.     11
          3.4  Governmental Approvals; No Conflicts.   11
          3.5  Changes.                                11
          3.6  SEC Filings; Financial Statements.      11
          3.7  Offering Valid                          12
          3.8  Disclosure.                             12
          3.9  Finders.                                12

SECTION 4.PRE-CLOSING COVENANTS OF SMI AND THE SELLING
          SHAREHOLDERS                                 12
          4.1  Access and Investigation.               12
          4.2  Operation of Business.                  12
          4.3  Filings and Consents.                   15
          4.4  Notification; Updates to Disclosure
               Schedule.                               15
          4.5  Best Efforts.                           16

SECTION 5.COVENANTS OF EXAR                            16
          5.1  Negative Covenants                      16
          5.2  Affirmative Covenants                   16
          5.3  Post-Closing Covenants.                 17
SECTION 6.CONDITIONS PRECEDENT TO OBLIGATIONS OF EXAR  17
          6.1  Due Diligence                           17
          6.2  Compliance with Covenants and
          Conditions; Representations and
          Warranties Correct                           17
          6.3  No Material Adverse Effect              17
          6.4  Officer's Certificate                   17
          6.5  Consents of Others                      17
          6.6  Continuity of Interest Certificates     18
          6.7  Legal Opinion                           18
          6.8  Employment Agreements.                  18
          6.9  Resignations                            18
          6.10  Securities Law Compliance              18
          6.11  Absence of Restraint                   18
          6.12  No Proceedings                         18
          6.13  Required Approvals                     18
          6.14  Legal Requirements                     18
          6.15  FIRPTA                                 19

SECTION 7.CONDITIONS PRECEDENT TO OBLIGATIONS
          OF THE SELLING SHAREHOLDERS                  19
          7.1  Compliance with Covenants and
               Conditions; Representations and
               Warranties Correct                      19
          7.2  Officers' Certificate                   19
          7.3  Absence of Restraint                    19
          7.4  No Material Adverse Effect              19
          7.5  Securities Law Compliance               19
          7.6  No Proceedings                          19
          7.7  Required Approvals                      19
          7.8  Legal Requirements                      19

Section 8.INDEMNITY BY FOUNDERS                        20
          8.1  Indemnity                               20
          8.2  Satisfaction of Indemnification         20
          8.3  Third-Party Claims.                     21
          8.4  Fraud                                   21
          8.5  Survival of Representations
               and Warranties                          21

SECTION 9.EARN-OUT PAYMENTS FOR FOUNDERS               21
          9.1  Calculation of Earn-Out Payments        21
          9.2  Distributions of Earn-Out Payments.     23
          9.3  Post-Closing Covenants of Exar.         23

Section 10.REGISTRATION RIGHTS.                        24
          10.1  Registration Rights.                   24
          10.2  Piggyback Registration.                26
          10.3  Indemnification.                       27
          10.4  Current Public Information.            28
          10.5  Termination of Registration Rights.    28
          10.6  Transferability of Registration
                 Rights.                               28

SECTION 11.TERMINATION OF AGREEMENT                    28
          11.1  Termination                            28
          11.2  Effect of Termination                  29
          11.3  Fees and Expenses                      29
          11.4  Extension of Time; Waivers             29

SECTION 12.MISCELLANEOUS                               30
          12.1  Amendment                              30
          12.2  Entire Agreement; Counterparts;
                Applicable Law                         30
          12.3  Attorneys' Fees                        30
          12.4  Assignability                          30
          12.5  Notices                                30
          12.6  Severability                           31
          12.7  Shareholder Consent.                   32
          12.8  Waiver of Right of First Refusal       32
          12.9  Waiver of Liquidation Rights           32
          12.10  Titles                                32
          12.11  Cooperation                           32
          12.12  Third Party Beneficiary Rights        32
          12.13  Publicity                             32

EXHIBITS

Exhibit A:     Certain Definitions



THIS AGREEMENT AND PLAN OF REORGANIZATION is entered into as of June 8, 1995, by and among EXAR CORPORATION, a Delaware corporation ("Exar"), SILICON MICROSTRUCTURES, INC., a California corporation ("SMI"), ROHM CORPORATION, a California Corporation (as to Section 1.5 only) and the following parties; JAMES
W. KNUTTI, HENRY V. ALLEN (collectively, the "Founders") AND ROHM U.S.A. INC., a Delaware corporation ("Rohm") (the "Agreement"). James W. Knutti, Henry V. Allen and Rohm are referred to herein collectively as the "Selling Shareholders." Exar, SMI, Rohm, James Knutti and Henry Allen are referred to herein collectively as the "parties". Certain capitalized terms used in this Agreement are defined on Exhibit A.


RECITALS

     A. WHEREAS, the Selling Shareholders own 1,000,000 shares of the Common Stock of SMI and 40,909 shares of Series A Preferred Stock of SMI (collectively, the "Shares"), which constitute 87.4% of the outstanding capital stock of SMI;

     B. WHEREAS, Exar desires to purchase, and the Selling Shareholders desire to sell, the Shares on the terms set forth in this Agreement; and

     C. WHEREAS, Exar has agreed to loan SMI up to $500,000 for working capital, of which $50,000 shall be advanced before the closing of the stock purchase contemplated hereby; and

     D. WHEREAS, upon completion of the sale Exar shall hold 100% of the outstanding capital stock of SMI.
AGREEMENT

          Therefore, Exar, SMI and the Selling Shareholders, intending to be legally bound, agree as follows:

SECTION 1 SALE AND PURCHASE OF SHARES; RELATED TRANSACTIONS

     1.1 Sale and Purchase of Shares. At the Closing, the Selling Shareholders shall sell, assign, transfer and deliver the Shares to Exar, and Exar shall purchase the Shares from the Selling Shareholders, on the terms and subject to the conditions set forth in this Agreement (the "Transaction").

     1.2  Purchase Price.

          (a) The aggregate purchase price payable by Exar for the Shares (the "Purchase Price") shall be $1,170,018, plus the contingent earn-out payments based on the future performance of SMI as further set forth in Section 9. The Purchase Price shall be paid by Exar to the Selling Shareholders as set forth in Sections 1.2(b) and 1.2(c).

          (b) At the Closing, the Selling Shareholders shall receive (i) for each share of SMI Common Stock outstanding, a number of shares of Exar Common Stock equal to $1.02 divided by the Fair Market Value per share of Exar Common Stock, and (ii) for each share of SMI Series A Preferred Stock, a number of shares of Exar Common Stock equal to $3.6667 divided by the Fair Market Value per share of Exar Common Stock. For these purposes, the "Fair Market Value per share of Exar Common Stock" shall be the average of the closing bid and asked price per share of Exar Common Stock on the last trading day prior to the date of the Closing.

          (c) The Founders shall also have the right to receive earn-out payments based on the future performance of SMI as further set forth in Section
9. The rights of the Founders to participate in distributions of earn-out payments shall not be transferable, except by will or descent.

     1.3  Closing.

          (a) The closing of the sale of the Shares to Exar (the "Closing") shall take place at the offices of Cooley Godward Castro Huddleson & Tatum, Palo Alto, California at 4:00 p.m. (California time) on June 12, 1995, or at such other time and place as the parties may mutually agree.

          (b)  At the Closing or within three business days thereafter:

               (i) the Selling Shareholders shall deliver to Exar the stock certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), and Exar shall deliver stock certificates for the Exar Common Stock representing the portion of the Purchase Price set forth in Section 1.2(b);

               (ii) Exar shall deliver to SMI $500,000 in the form of a loan for working capital less the $50,000 which will have been previously provided to SMI; and

               (iii) Exar, SMI and the Selling Shareholders shall provide such other agreements as are required in this Agreement.

     1.4  Tax Treatment.

     The Transaction is intended to qualify as a tax-free reorganization within the meaning of the provisions of Section 368 of the Code and to be accounted for as a purchase.

     1.5  Agreements with Selling Shareholders.

          (a) Effective as of the Closing or within three business days thereafter, Exar shall cause SMI to do the following:

               (i) Pay amounts owed by SMI to Rohm Corporation for delinquent lease payments on its equipment (which amount, as of June 12, 1995, is an aggregate of $77,214.75) plus property tax of $1,065.25;

               (ii) Purchase the equipment listed on Exhibit B attached hereto currently being leased by SMI from Rohm Corporation under the Equipment Lease Agreement dated February 8, 1993 (the "Lease Agreement"), for an aggregate purchase price of $304,520.50 plus sales tax, pursuant to a Bill of Sale in the form attached hereto as Exhibit C. Effective with such purchase, the Lease Agreement including Sections 18 and 19 shall terminate and be of no further force or effect.

          (b) Effective as of the Closing, the Series A Preferred Stock Investors' Rights Agreement by and among SMI, Exar and Rohm dated as of February 8, 1993, is hereby terminated and shall have no further force or effect.

          (c) Effective as of the Closing, the First Refusal and Co-Sale Agreements between Henry V. Allen and James W. Knutti, respectively, SMI, Exar and Rohm dated February 8, 1993, are hereby terminated and shall have no further force or effect.

          (d) Exar and Rohm hereby confirm that the Supplemental Agreement between Exar and Rohm Corporation dated as of March 31, 1994 shall survive the transactions described in this Agreement, shall continue to be in full force and effect and that SMI, as an Exar subsidiary, shall have the benefit of such agreement. Exar and Rohm hereby confirm their supply obligations thereunder.

SECTION 2.     REPRESENTATIONS AND WARRANTIES OF THE FOUNDERS

     The Founders represent and warrant to Exar that, except as disclosed or otherwise referred to in the SMI Disclosure Schedule attached hereto as Exhibit D (the "Disclosure Schedule"), the statements made in Sections 2.1 through 2.23 are true and correct. In addition, each of the Selling Shareholders make the representations and warranties set forth in Sections 2.24, 2.25 and 2.26 only on behalf of himself or itself, and not on behalf of the other Selling Shareholders.

     2.1  Subsidiaries.  SMI has no subsidiaries.

     2.2 Corporate Existence. SMI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. SMI has all necessary corporate power to enter into and perform its obligations under this Agreement. SMI has all necessary corporate power to carry on its business substantially as it is being conducted as of the date of this Agreement, and is duly qualified to conduct business as a foreign corporation and in good standing in the jurisdictions required by the nature of its business and where the failure to qualify would have a material adverse effect.

     2.3 Capitalization. The authorized capital stock of SMI consists of 2,250,000 shares of which: (a) 2,000,000 shares are Common Stock, of which 1,000,000 shares are outstanding as of the date of this Agreement; and (b) 250,000 shares Preferred Stock of which 238,609 are designated Series A Preferred Stock, of which 190,909 shares are outstanding as of the date of this Agreement. All of the outstanding shares of the capital stock of SMI have been validly issued and are fully paid and nonassessable. Except as set forth in the Disclosure Schedule there are no options or rights to acquire capital stock of SMI outstanding as of the date of this Agreement nor any securities or obligations convertible into or exchangeable for capital stock of SMI outstanding as of the date of this Agreement.

     2.4 Financial Statements of SMI. SMI has delivered to Exar copies of unaudited financial statements for the last three fiscal years and unaudited interim financial statements as of March 31, 1995. The unaudited financial statements present fairly, in all material respects, the financial position of SMI as of the dates thereof and the results of operations of SMI for the fiscal years covered thereby and have been prepared in accordance with the books and records of SMI. Except to the extent that normal year-end audit adjustments would need to be made and footnotes would need to be included, the interim financial statements present fairly, in all material respects, the financial position of SMI as of March 31, 1995 and the results of operations of SMI for the period then ended and have been prepared in accordance with the books and records of SMI.

     2.5 Changes. Between March 31, 1995 and the date of this Agreement: (i) there has not been any adverse change in the financial condition or results of operations of SMI, other than changes which have not had a material adverse effect on the business or operations of SMI taken as a whole and changes relating to general economic conditions or conditions generally affecting the industry in which SMI operates; (ii) no dividend or other distribution in respect of the shares of the capital stock of SMI has been declared, paid or made; (iii) SMI has not increased the compensation of, or paid any bonus to, any employee of SMI, except in connection with annual performance reviews of non-officer employees; (iv) SMI has not conducted its business in a manner that departs materially from the manner in which such business was being conducted prior to March 31, 1995; and (v) SMI has not entered into any material transaction, other than transactions contemplated by this Agreement or by any of the contracts or other documents referred to in the Disclosure Schedule.

     2.6 No Undisclosed Liabilities. As of the date of this Agreement, SMI does not have any liabilities of the type required to be shown in the "Liabilities" column of a balance sheet prepared in accordance with generally accepted accounting principles, other than: (i) liabilities which are reflected or reserved against in the financial statements; (ii) liabilities incurred in connection with the transactions contemplated by this Agreement; and (iii) liabilities which are not material from the standpoint of the business or operations of SMI taken as a whole.

     2.7 Taxes. SMI has filed, within the time and in the manner required by law, all Tax returns required to be filed by it and has paid all Taxes shown as due and payable on such returns. SMI has established on its books reserves that are adequate for the payment of all Taxes not yet due and payable. SMI has not consented to any waiver or extension of any statute of limitations relating to the assessment or collection of any Tax. The federal income tax returns of SMI have not been audited by the Internal Revenue Service for any periods.

     2.8 Real Property. SMI does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in the Disclosure Schedule.

     2.9 Tangible Personal Property. The books and records of SMI contain accurate descriptions of all tangible personal property leased or owned thereby. All of the tangible personal property used by SMI in its business is owned free and clear of any liens or encumbrances, except for the leased equipment identified in the Disclosure Schedule.

     2.10 Intellectual Property.

          (a) The Disclosure Schedule lists all domestic and foreign patents and patent applications owned by or licensed to SMI as of the date of this Agreement ("SMI Patents"), and identifies all material license agreements that are in effect as of the date of this Agreement and that relate to SMI Patents, other than any license agreement contained in packaging delivered to an end user customer or implied by the sale of a product.

          (b) To the best of the Founders' knowledge, SMI has the right to use all copyrights and copyright registrations owned by or licensed to SMI as of the date of this Agreement ("SMI Copyrights"). The Disclosure Schedule lists all registered SMI Copyrights and identifies all material license agreements that are in effect as of the date of this Agreement and that relate to SMI Copyrights, other than any license agreement contained in packaging delivered to an end user customer or implied by the sale of a product.

          (c) The Disclosure Schedule lists all domestic and foreign registered trademarks and trademark applications owned by or licensed to SMI as of the date of this Agreement ("SMI Trademarks"), and identifies all material license agreements that are in effect as of the date of this Agreement and that relate to SMI Trademarks, other than any license agreement contained in packaging delivered to an end user customer or implied by the sale of a product.

          (d) SMI may own or have in its possession certain technical information and know-how that constitute trade secrets under applicable law ("SMI Trade Secrets"). SMI has taken reasonable precautions to maintain SMI Trade Secrets in confidence and to prevent their disclosure to unauthorized persons.

          (e) All SMI Patents, registered SMI Copyrights and SMI Trademarks owned by SMI are owned free of any liens or encumbrances, and no licenses thereunder have been granted to any person except as identified in the Disclosure Schedule.

          (f) To the best of the Founders' knowledge, there is no existing infringement by SMI upon the patents, trademarks, copyrights, trade secrets or other similar intellectual property rights of others, and no such infringement would result from products currently under development by SMI, except for any infringement that does not or would not subject SMI to a loss which is material from the standpoint of the business or operations of SMI taken as a whole. During the three years preceding the date of this Agreement, SMI has not been a defendant or plaintiff in any legal proceeding relating to its business which has not been finally terminated prior to the date hereof and which involves a claim of infringement of any patents, copyrights, trademarks, trade secrets or other similar intellectual property rights of others, except for such infringements that do not subject SMI to a loss which is material from the standpoint of the business or operations of SMI taken as a whole. To the best of the Founders' knowledge, except for infringements that do not subject SMI to a loss which is material from the standpoint of the business or operations of SMI taken as a whole, there are no continuing infringements by any Person of any SMI Patent, SMI Copyright, SMI Trademark or SMI Trade Secret owned by SMI. No SMI Patent, SMI Copyright or SMI Trademark has been involved in any interference, opposition or cancellation proceeding during the three years preceding the date of this Agreement and SMI has not received any notice of actual or alleged infringement of any third party intellectual property rights.

     2.11 Compliance with Laws. SMI conducts its business in substantial compliance with all applicable laws and governmental regulations.

     2.12 Contracts. The Disclosure Schedule lists all material agreements to which SMI is a party as of the date of this Agreement. Copies of the contracts set forth in Section 2.12 of the Disclosure Schedule have been made available to Exar, and, to the best of the Founders' knowledge, none of the parties to any of such contracts is in default thereunder, except where the default would not have a material adverse effect on the business or operations of SMI taken as a whole.

     2.13 Employees, Salaries and Fringe Benefits. The Disclosure Schedule sets forth the name, position and annual salary of each person who is employed by SMI as of the date of this Agreement and whose annual salary exceeds $50,000 as of the date of this Agreement. Except as set forth on the Disclosure Schedule, the Company has no employment agreement providing for employee remuneration or benefits which is not terminable at will by the Company. The Disclosure Schedule provides a brief description of all material fringe benefits made available to the employees of SMI as of the date of this Agreement.

          (a) The SMI Disclosure Schedule contains a true and complete list of each material bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program or agreement (collectively, the "Plans"), sponsored, maintained or contributed to or required to be contributed to by SMI for the benefit of any current employee of SMI ("Employee").

          (b) SMI does not sponsor or maintain any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA).

          (c) SMI has not engaged in a transaction in connection with which it could become subject to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

          (d) SMI is not liable for any accumulated funding deficiencies (as defined in Section 302 of ERISA and Section 412 of the Code) with respect to any Plan.

          (e) To the actual knowledge of SMI, each Plan conforms in all material respects with, and is administered in all material respects in compliance with, all applicable requirements of ERISA and the Code.

     2.14 Insurance. The Disclosure Schedule identifies all material insurance policies held by SMI as of the date of this Agreement.

     2.15 Receivables.
          (a) The SMI Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of SMI as of March 31, 1995.

          (b) All existing accounts receivable of SMI (including those accounts receivable reflected on the March 31, 1995 balance sheet that have not yet been collected and those accounts receivable that have arisen since March 31, 1995 in the ordinary course of business and have not yet been collected): (i) represent valid obligations of customers of SMI arising from bona fide transactions entered into in the ordinary course of business consistent with past practices; and (ii) are current and, except as fully reserved in the Balance Sheet, SMI has no reason to believe they will not be collected in full (without any counterclaim or setoff) on or before September 30, 1995.

     2.16 Inventory. The SMI Disclosure Schedule provides an accurate and complete breakdown of all inventory (including raw materials, work in process and finished goods) of SMI as of March 31, 1995. All of SMI's existing inventory (including all inventory that is reflected on the March 31, 1995 balance sheet and that has not been disposed of by SMI since March 31, 1995):
(a) is of such quality and quantity as to be usable and saleable by SMI in the ordinary course of business consistent with past practices; (b) has been priced at the lower of estimated cost or market value using the first-in, first-out method; and (c) is free of any defect or deficiency. The inventory levels maintained by SMI: (a) are not excessive in light of SMI's normal operating requirements; and (b) are adequate for the conduct of SMI's operations in the ordinary course of business consistent with past practices.

     2.17 Sale of Products; Performance of Services.

          (a) To the best of the Founders' knowledge, each product that has been sold by SMI to any person: (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements; and (ii) was free of any design defects, construction defects or other defects or deficiencies at the time of sale. To the best of the Founders' knowledge, all repair services and other services that have been performed by SMI were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements.

          (b) SMI has no reason to believe that it will incur or otherwise become subject to any Liability arising directly or indirectly from any product manufactured or sold, or any repair services or other services performed by, SMI on or at any time prior to the Closing.

     2.18 Litigation. There is no legal proceeding pending against SMI before any court, governmental body or arbitrator (or, to the best of the Founders' knowledge being threatened against SMI).

     2.19 Non-Contravention.   Except for violations which would not subject SMI
to a penalty or loss that is material from the standpoint of the business or operations of SMI taken as a whole, the execution, delivery and performance of this Agreement by SMI: (i) will not result in a violation of the Articles of Incorporation or Bylaws of SMI; (ii) will not result in a violation of any agreement to which SMI is a party, assuming that the consents, waivers and approvals identified in the Disclosure Schedule are obtained prior to the Closing; and (iii) will not result in a violation of any law or governmental regulation to which SMI is subject, assuming that any applicable federal and state securities laws and regulations are complied with.

     2.20 Corporate Authority; Authorization. SMI has full corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of SMI and no other corporate proceedings on the part of SMI are necessary for SMI to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by duly authorized officers of SMI. This Agreement constitutes a legal, valid and binding obligation of SMI, enforceable against it in accordance with its terms (except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general from time to time in effect and the exercise by courts of equity powers).

     2.21 Governmental Approvals. No authorization, consent or approval of, or registration or filing with, any governmental authority is required to be obtained or made on or before the Closing by SMI in connection with SMI's execution and delivery of this Agreement or the consummation by SMI of the transactions contemplated hereby, except for any authorizations, approvals or filings required to be obtained or made under applicable federal and state securities laws and regulations, and except where the failure to obtain or make any such authorization, consent, approval, registration or filing would not subject SMI to a penalty or loss that is material from the standpoint of the business or operations of SMI taken as a whole.

     2.22 Brokers. SMI has not agreed to pay any brokerage fees, finder's fees or other similar fees or commissions with respect to the transactions contemplated by this Agreement.

     2.23 Full Disclosure. None of the representations and warranties made by Founders, or made in any certificate or memorandum furnished or to be furnished by them or by SMI, or on their behalf, contains or will contain any untrue statements of a material fact or omit any material fact the omission of which would be misleading.

     2.24 Title To Shares. Each Selling Shareholder is the owner, beneficially and of record, of all of the shares listed beside his or its name on the Disclosure Schedule, free and clear of any liens, encumbrances, security agreements, equities, options, claims, charges or restrictions, and effective with the Closing, such Selling Shareholder's entire right, title and interest in and to such shares shall have been conveyed to Exar. Except for such shares, Selling Shareholder has no interest in any equity security of SMI and is not the beneficiary of any subscription, option, right, warrant, convertible security, or other agreement or commitment obligating SMI to issue or to transfer from treasury any additional shares of its capital stock.

     2.25 No Claim Against SMI. Except as set forth on the Disclosure Schedule, each Selling Shareholder has no contract, agreement or arrangement with SMI of any kind that will survive the Closing, and no claim or right against SMI of any nature whatsoever, absolute or contingent, except for (i) rights arising from such Selling Shareholder's ownership of the shares being conveyed to Exar pursuant to this Agreement, or (ii) in the case of the Founders, employment compensation that is accrued and unpaid.

     2.26 Investment Representations. Each of the Selling Shareholders (with each Selling Shareholder providing an undertaking only as to himself or itself, to the extent references are made to the actions of Selling Shareholders):

          (a) represents and warrants that it is acquiring the shares of Exar Common Stock solely for its account for investment and not with a view to or for sale or distribution of said shares or any part thereof; and represents that the entire legal and beneficial interests of the shares of Exar Common Stock the selling Shareholder is acquiring is being acquired for, and will be held for, its account only;

          (b) understands that the shares Exar Common Stock have not been registered under the Securities Act of 1933, as amended (the "Act"), on the basis that no distribution or public offering of the shares is to be effected realizes that the basis for the exemption may not be present if, notwithstanding its representations, it has in mind merely acquiring the shares of Exar Common Stock for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise. Each Selling Shareholder has no such intention;

          (c) recognizes that the shares of Exar Common Stock being acquired by it must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available and that, except as provided in the Agreement, Exar has no obligation to register the shares or to comply with any exemption from such registration;

          (d) is aware that the shares of Exar Common Stock may not be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met and until the undersigned has held the shares for at least two years;

          (e) further agrees not to make any disposition of all or any part of the shares of Exar Common Stock being acquired in any event unless and until:

               (i) Exar shall have received a letter secured by the undersigned from the Securities and Exchange Commission stating that no action will be recommended to the Commission with respect to the proposed disposition; or

               (ii) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or

               (iii) (a) The Selling Shareholder shall have notified Exar of the proposed disposition and shall have furnished Exar with a detailed statement of the circumstances surrounding the proposed disposition, (b) the undersigned shall have furnished Exar with an opinion of counsel for the undersigned to the effect that such disposition will not require registration of such shares under the Securities Act, and (c) such opinion of counsel for the undersigned shall have been concurred in by Exar's counsel and Exar shall have advised the undersigned of such concurrence; and

          (f) understands and agrees that all certificates evidencing the shares to be issued to the undersigned may bear the following legends:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.
SUCH SHARES MAY NOT BE   SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION
                OR AN EXEMPTION THEREFROM UNDER SAID ACT."

SECTION 3.     REPRESENTATIONS AND WARRANTIES OF EXAR

     Exar represents and warrants to SMI and the Selling Shareholders as of the date of this Agreement and as of the Closing as follows:

     3.1 Acquisition of Shares. Exar is not acquiring the Shares with the current intention of making a public distribution thereof.

     3.2 Due Organization. Exar is a corporation duly organized, existing and in good standing under the laws of the State of Delaware. Exar has all necessary power and authority under applicable corporate law and its organizational documents to own or lease its properties and to carry on its business as presently conducted.

     3.3 Corporate Authority; Authorization. Exar has full corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Exar and no other corporate proceedings on the part of Exar are necessary for Exar to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by duly authorized officers of Exar. This Agreement constitutes a legal, valid and binding obligation of Exar, enforceable against it in accordance with its terms (except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general from time to time in effect and the exercise by courts of equity powers).

     3.4 Governmental Approvals; No Conflicts. Except as may be required by the Securities Act of 1933 (the "Securities Act"), state securities laws, and the Delaware General Corporation Law, there is no material Legal Requirement that Exar make any filing with, or obtain any permit, authorization, consent or approval of, any Governmental Authority as a condition to the lawful consummation by Exar of the transactions contemplated by this Agreement.
Neither the execution and delivery of this Agreement by Exar nor the consummation by Exar of the transactions contemplated by this Agreement will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Exar, (ii) result in a violation of a material agreement to which Exar is a party or (iii) violate any Legal Requirement, order, writ, injunction, decree or arbitration award applicable to Exar or its respective assets which violation could have a material adverse effect on Exar.

     3.5 Changes. Between March 31, 1995 and the date of this Agreement: (i) except with respect to the matters addressed in Exar's press release dated May 25, 1995 (regarding its hard disk drive products), there has not been any adverse change in the financial condition or results of operations of Exar, other than changes which have not had a material adverse effect on the business or operations of Exar taken as a whole and changes relating to general economic conditions or conditions generally affecting the industry in which Exar operates; (ii) no dividend or other distribution in respect of the shares of the capital stock of Exar has been declared, paid or made and (iii) Exar has not conducted its business in a manner that departs materially from the manner in which such business was being conducted prior to March 31, 1995.

     3.6  SEC Filings; Financial Statements.

          (a) Exar has provided to SMI a complete and accurate copy of each report, schedule, registration statement and definitive proxy statement filed by Exar with the Securities and Exchange Act (the "SEC") on or after May 31, 1994 and prior to the date of this Agreement (the "Exar SEC Reports"), which are all the forms, reports and documents required to be filed by Exar with the SEC since May 31, 1994. The Exar SEC Reports (i) complied with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, at the times they were filed (or if amended or superseded by a filing prior to the date of this Agreement then or the date of such filing), and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) Each of the sets of consolidated financial statements (including, in each case, any notes thereto) contained in the Exar SEC Reports fairly presents the consolidated financial position of Exar and its material subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     3.7 Offering Valid. The issuance of the shares of Exar Common Stock pursuant to Section 1.2 hereof will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

     3.8  Disclosure.

          (a) The copies of all documents furnished by Exar pursuant to the terms of this Agreement are complete and accurate.
          (b) For purposes of this Agreement and the transactions contemplated thereby, none of (i) the representations and warranties made by Exar in this Agreement, (ii) the Exar Disclosure Schedule or, (iii) any statement by Exar or, to the best of Exar's knowledge, any other person, contained in any document, certificate or other writing furnished by Exar to SMI specifically identified as supplemental disclosure in connection with this Agreement or the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements made herein or therein, in light of the circumstances in which they were made, not misleading.

     3.9 Finders. Exar has not dealt with any person, firm, or corporation who, as a result, is or may be entitled to a broker's commission, finder's fee, investment banker's fee, or similar payment from Exar for arranging the transactions contemplated hereby or introducing the parties to each other.

SECTION 4.     PRE-CLOSING COVENANTS OF SMI AND THE SELLING
               SHAREHOLDERS

     4.1 Access and Investigation. SMI and each of the Selling Shareholders shall ensure that, at all times during the Pre-Closing Period, SMI and its Representatives will cooperate with Exar and its Representatives and prepare and make available such documents and information relating to SMI and take such other actions as Exar may request in good faith.

     42. Operation of Business. SMI and each of and the Selling Shareholders (with each Selling Shareholder providing an undertaking only as to himself or itself, to the extent references are made to the actions of Selling Shareholders) shall ensure that, during the Pre-Closing Period without the prior written consent of Exar:

          (a) such Selling Shareholder does not directly or indirectly sell or otherwise transfer, or offer, agree or commit (in writing or otherwise) to sell or otherwise transfer, any of the Shares or any interest in or right relating to any of the Shares;

          (b) such Selling Shareholder does not permit, and does not offer, agree or commit (in writing or otherwise) to permit, any of the Shares to become subject, directly or indirectly, to any Encumbrance;

          (c) SMI and the each of Selling Shareholders does not take or permit any action which would prevent the Transaction from qualifying as a tax-free reorganization under Section 368 of the Code, and Exar will use its best efforts to prevent any of its officers or directors from taking or permitting any such action.

          (d) SMI conducts its operations exclusively in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement;

          (e) other than in the Ordinary Course of Business, SMI does not incur any indebtedness for borrowed money or incur any contingent liability as a guarantor or otherwise with respect to the obligations of any person or entity except as contemplated in this Agreement;

          (f) SMI uses its Best Efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with SMI;

          (g)  SMI keeps in full force all insurance policies identified in
Section 2.14 of the Disclosure Schedule;

          (h) SMI's officers confer regularly with Exar concerning operational matters and otherwise report regularly to Exar concerning the status of SMI's business, condition, assets, liabilities, operations, financial performance and prospects;

          (i) SMI immediately notifies Exar of any inquiry, proposal or offer from any Person relating to any Acquisition Transaction;

          (j) SMI does not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and does not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

          (k) SMI does not sell or otherwise issue any shares of capital stock or grant any options, warrants or rights to acquire any capital shares;

          (l) SMI does not amend its Articles of Incorporation or bylaws, and does not effect or become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (m) SMI does not form any subsidiary or acquire any equity interest or other interest in any other Entity;

          (n) SMI does not make any capital expenditure, except for capital expenditures that are made in the Ordinary Course of Business, and that, when added to all other capital expenditures made on behalf of SMI during the Pre-Closing Period, such capital expenditures do not exceed $50,000 in the aggregate;

          (o) SMI does not enter into, amend or terminate any Contract or any material agreement except for in the Ordinary Course of Business;
          (p) SMI does not make any loans to or engage in any transactions with any of its shareholders, directors or employees other than in the Ordinary Course of Business.

          (q) SMI does not incur, assume or otherwise become subject to any Liability, except for current liabilities (of the type required to be reflected in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred in the Ordinary Course of Business;

          (r) SMI does not establish or adopt any Employee Benefit Plan, and does not pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees except pursuant to annual performance reviews in the Ordinary Course of Business and except for up to $50,000 which may be expended by SMI at the discretion of its officers as employee bonuses;

          (s) SMI does not change any of its methods of accounting or accounting practices in any respect;

          (t)  SMI does not make any Tax election;

          (u) SMI does not commence any Proceeding except for routine collection of bills or for breach of this Agreement;

          (v) SMI does not enter into any transaction or take any other action outside the Ordinary Course of Business; and

          (w) SMI does not enter into any transaction or take any other action that might cause or constitute a Breach of any representation or warranty made by SMI or any of the Selling Shareholders in this Agreement or in the Closing Certificate.

     4.3 Filings and Consents. SMI and each of the Selling Shareholders shall ensure that:

          (a) each other filing or notice required to be made or given (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by SMI or any of the Selling Shareholders in connection with the execution and delivery of the transactional agreements or in connection with the consummation or performance of the Transaction (including each of the filings and notices identified in Part 2.21 of the Disclosure Schedule) is made or given as soon as possible after the date of this Agreement;

          (b) each Consent required to be obtained (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by SMI or any of the Selling Shareholders in connection with the execution and delivery of any of the transactional agreements or in connection with the consummation or performance of any of the Transactions (including each of the Consents identified in Part
2.21 of the Disclosure Schedule) is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing;

          (c) SMI promptly delivers to Exar a copy of each filing made, each notice given and each Consent obtained by SMI or any Selling Stockholder during the Pre-Closing Period; and

          (d) during the Pre-Closing Period, SMI and its Representatives cooperate with Exar and with Exar's Representatives, and prepare and make available such documents and take such other actions as Exar may request in good faith, in connection with any filing, notice or Consent that Exar is required or elects to make, give or obtain.

     4.4  Notification; Updates to Disclosure Schedule.

          (a) During the Pre-Closing Period, SMI and the Selling Shareholders shall promptly notify Exar in writing of:

               (i) the discovery by SMI or any of the Selling Shareholders of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by SMI or any of the Selling Shareholders in this Agreement;

               (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of any representation or warranty made by SMI or any of the Selling Shareholders in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; and

               (iii) any breach of any covenant or obligation of SMI or any of the Selling Shareholders.

          (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.4(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then SMI and the Selling Shareholders shall promptly deliver to Exar an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by SMI or any of the Selling Shareholders in this Agreement or in the Closing Certificate, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.
     4.5 Best Efforts. During the Pre-Closing Period, SMI and the Selling Shareholders shall use their Best Efforts to cause the conditions set forth in
Section 6 to be satisfied on a timely basis.

SECTION 5.     COVENANTS OF EXAR

     Exar covenants and agrees as follows:

     5.1 Negative Covenants. From the date of this Agreement until the Closing, Exar will not, except as otherwise contemplated by this Agreement or unless SMI shall otherwise consent in writing:

          (a) Take any action which would cause any of its representations or warranties in this Agreement to become inaccurate (except for such actions as would not individually or in the aggregate have a material adverse effect on
Exar) or which would prevent any conditions precedent to its obligations under this Agreement from being satisfied at or prior to the Closing; or

          (b) Take or permit any action which would prevent the Transaction from qualifying as a tax-free reorganization under Section 368 of the Code and Exar will use its best efforts to prevent any of its officers or directors from taking or permitting any such action.

     5.2 Affirmative Covenants. Prior to the Closing, Exar will do the following:

          (a) Use its Best Efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out;
          (b) Use its Best Efforts to obtain all authorizations, consents and permits of others required to permit the consummation by Exar of the transactions contemplated by this Agreement; and

          (c) Promptly advise SMI in writing of the occurrence of any event which causes the representations or warranties made by Exar in this Agreement or the information contained in the Exar Disclosure Schedules to be incomplete or inaccurate in any material respect.

     5.3  Post-Closing Covenants.

          (a) Effective as of the Closing or promptly thereafter, Exar shall cause SMI to do the following:

               (1) cancel the $1,250,000 loan owed to Exar pursuant to the Credit Agreement dated May, 1994, together with all interest then accrued and unpaid. Such cancellation shall constitute a capital contribution by Exar to SMI;

               (2)  complete the transactions with Rohm listed in Section
1.5(a).

          (b) Exar also agrees to vote its SMI stock in favor of James Knutti as a director of SMI during the Employment Term as defined in Exhibit G; such board of directors shall be made up of three directors a majority of which shall be Exar appointees.

SECTION 6.     CONDITIONS PRECEDENT TO OBLIGATIONS OF EXAR

     The obligations of Exar to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or upon the Closing, of the following conditions precedent:

     6.1 Due Diligence. Exar shall have received all documents it may reasonably request related to SMI. Exar shall have satisfactorily completed its investigation and review of SMI's business, assets, liabilities, operations, financial performance and prospects including, but not limited to, regulatory matters, and shall be satisfied with the results of that investigation and review.

     6.2 Compliance with Covenants and Conditions; Representations and Warranties Correct. SMI shall have complied with and performed in all material respects each covenant and condition contained in this Agreement to be performed by it at or prior to the Closing; the representations and warranties of SMI contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Closing with the same effect as though made on the Closing.

     6.3 No Material Adverse Effect. After the date hereof, there shall have been no event which has had a material adverse effect on SMI.

     6.4 Officer's Certificate. SMI shall have delivered to Exar a certificate of SMI, evidencing compliance with the conditions set forth in Sections 6.2 and 6.3.

     6.5 Consents of Others. The consent to the Transaction of each third party whose consent is required for SMI to consummate the transactions contemplated hereby shall have been received, including, without limitation, the parties to the contracts listed on the SMI Disclosure Schedule.

     6.6 Continuity of Interest Certificates. Exar shall have received prior to the Closing Continuity of Interest Certificates signed by each of James Knutti and Henry Allen in the form attached hereto as Exhibit E.

     6.7 Legal Opinion. Exar shall have received the opinion of Carr, DeFilippo & Ferrell, counsel to SMI and the Founders, dated as of the Closing, substantially in the form of Exhibit F hereto.

     6.8 Employment Agreements. James Knutti and Henry Allen shall have each entered into Employment and Noncompetition Agreements with Exar providing for their employment at Exar or SMI upon mutually agreed upon terms a form of which is attached hereto as Exhibit G.

     6.9 Resignations. Exar shall have received the written resignation, effective as of the Closing, of Henry Allen as a director of SMI.


     6.10 Securities Law Compliance. The issuance of the Exar Common Stock to the shareholders of SMI in accordance with this Agreement shall be a valid offering under the Securities Act, in the reasonable judgment of Exar.

     6.11 Absence of Restraint. No Proceeding shall be pending or threatened before any Governmental Authority to restrain, enjoin or otherwise prevent the consummation of, or which questions the validity or legality of, this Agreement or the transactions contemplated hereby, and no Legal Requirement, order, writ, injunction or decree shall have been enacted, entered, issued or promulgated by any court or Governmental Authority which prohibits or materially restricts the consummation of this Agreement and the transactions contemplated hereby, and no such Proceeding shall be threatened.

     6.12 No Proceedings. No Proceedings shall have commenced against SMI which could have a material adverse effect on SMI.

     6.13 Required Approvals. Exar and SMI shall have received all such governmental approvals, consents, authorizations or modifications as may be required to permit the performance by Exar and SMI, of their respective obligations under this Agreement, the consummation of the transactions herein contemplated and the continuation of SMI's business after the consummation of the transactions contemplated herein.

     6.14 Legal Requirements. All permits, licenses, consents and approvals necessary under any Legal Requirements relating to the sale of securities shall have been issued or given, and no such permit, license, consent or approval shall have been revoked, canceled, terminated, suspended or made the subject of any stop order or proceeding therefor.

     6.15 FIRPTA. Exar, as agent for the shareholders of SMI, shall have received a properly executed "FIRPTA" Notification Letter, in form and substance reasonably acceptable to Exar, which states that shares of SMI do not constitute "United States Real Property Interests" under Section 897(c) of the Code for purposes of satisfying Exar's obligations under Treasury Regulations Section 1.1445-2(c)(3).

SECTION 7.     CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLING
               SHAREHOLDERS

     The obligation of the Selling Shareholders to consummate the transactions contemplated herein is subject to the fulfillment, prior to or upon the Closing, of the following conditions precedent:

     7.1 Compliance with Covenants and Conditions; Representations and Warranties Correct. Exar shall have performed in all material respects each covenant and condition contained in this Agreement to be performed by them at or prior to the Closing; the representations and warranties of Exar contained in this Agreement shall be true and correct as of the Closing with the same effect as though made as of the Closing.

     7.2 Officers' Certificate. Exar shall have delivered to SMI a certificate of the Chief Executive Officer and Chief Financial Officer of Exar evidencing compliance with the conditions set forth in Section 7.1.

     7.3 Absence of Restraint. No order, statute, rule, regulation, executive order, decree, judgment, injunction or court order shall have been enacted, entered, issued, or promulgated by any court or governmental authority which prohibits or materially restricts the consummation of this Agreement or the transactions contemplated hereby.

     7.4 No Material Adverse Effect. After the date hereof, there shall have been no event which has had a material adverse effect on Exar which was not disclosed at least three trading days prior to the Closing.

     7.5 Securities Law Compliance. The issuance of the Exar Common Stock to the shareholders of SMI in accordance with this Agreement shall be a valid offering under the Securities Act, in the reasonable judgment of the Selling Shareholders.

     7.6 No Proceedings. No Proceedings shall have commenced against Exar which could have a material adverse effect on Exar.

     7.7 Required Approvals. Exar and SMI shall have received all such governmental approvals, consents, authorizations or modifications as may be required to permit the performance by Exar and SMI, of their respective obligations under this Agreement, the consummation of the transactions herein contemplated and the continuation of SMI's business after the consummation of the transactions contemplated herein.

     7.8 Legal Requirements. All permits, licenses, consents and approvals necessary under any Legal Requirements relating to the sale of securities shall have been issued or given, and no such permit, license, consent or approval shall have been revoked, canceled, terminated, suspended or made the subject of any stop order or proceeding therefor.

SECTION 8 INDEMNITY BY FOUNDERS

     8.1  Indemnity.

          (a) The Founders hereby agree, on the terms and conditions set forth herein, to jointly and severally indemnify, hold harmless, reimburse and defend Exar against any Damages incurred in connection with, or arising from, or attributable to (i) any breach or inaccuracy in any representation made by the Founders under this Agreement or any schedule, disclosure document or certification referenced herein, (ii) any breach or failure to perform any covenant or agreement of SMI or the Founders contained herein and (iii) enforcement of this Section 8. The term Damages as used herein shall apply to Damages incurred or sustained by Exar or SMI, as the case may be, even in the absence of third party claims and shall not be limited to claims asserted by third parties.

          (b) Except as provided in Section 8.4, the indemnification provisions of this Section 8 shall be the exclusive remedy of Exar for any Damages incurred in connection with, or arising from, or attributable to the transactions contemplated by this Agreement.

          (c) As used in this Section 8, a "Claim" shall be any claim for indemnification pursuant to this Section 8.

          (d) The indemnification provided pursuant to this Section 8 shall apply only to Claims asserted by Exar prior to June 7, 1997.

          (e) The indemnification provided in this Section 8 shall apply to all Damages incurred in connection with or arising from or attributable to a Claim.

     8.2 Satisfaction of Indemnification. Indemnification under this Article 8 shall be satisfied jointly and severally by the Founders (including, without limitation, by right of setoff against any Earn-Out Payments (as defined below)). However, (i) neither Founder shall be liable for Damages in excess of the aggregate of (A) the fair market value of any Exar Common Stock received by him in this Transaction and held by him on the date of satisfaction of the Claim, plus (B) the net sale price of any Exar Common Stock received by him in this Transaction and sold by him prior to the date of satisfaction of the Claim,
(ii) except with respect to misrepresentations made in Section 2.24, 2.25 or 2.26, a Founder making payment to Exar for such breaches shall be entitled to contribution from the other Founder in proportion to the aggregate purchase price received by each of them under this Agreement and, (iii) except with respect to misrepresentations made in Section 2.24, 2.25 or 2.26, the Founders shall not be liable for Damages unless and until the aggregate, cumulative Damages exceed $25,000, provided that if aggregate, cumulative Damages exceed such amount, the Founders shall be liable, jointly and severally, for the entire amount of such Damages from the first dollar, provided further, that all materiality and dollar qualifications contained in this Agreement shall be disregarded in calculating the amount of aggregate, cumulative Damages.
Founders may satisfy Claims hereunder by means of either paying cash or cancelling outstanding shares of Exar Common Stock owned by them, with such shares to be valued at the trading price of such shares on the day prior to their cancellation.

     8.3  Third-Party Claims.   In the event Exar becomes aware of a third-party
claim which Exar believes may result in a demand under this Section 8, Exar shall notify the Founders of such claim, and the Founders shall be entitled, at their own expense, to participate in any defense of such claim. Exar will use its best efforts to defend such third party claim and the Founders shall be kept fully informed of such claim at all stages thereof. Exar will not consent to the entry of any judgment or enter into any settlement with respect to any such claim without the prior written consent of the Founders (not to be unreasonably withheld), and in any event, any such settlement shall not be determinative of liability for indemnification hereunder.

     8.4 Fraud. Notwithstanding any provision of this Agreement to the contrary, (i) liability of any Selling Shareholder for common law fraud, intentional misrepresentation or other claim involving intentional misconduct shall not be limited in amount, procedure for dispute resolution or as to the time during which a claim may be made and (ii) no Selling Shareholder shall be personally liable for the fraud, intentional misrepresentation or intentional misconduct of another Selling Shareholder.

     8.5 Survival of Representations and Warranties. No disclosure by SMI or the Founders nor any investigation by or on behalf of Exar with respect to SMI shall be deemed to affect Exar's reliance on the representations, warranties, covenants or agreements contained herein or to waive Exar's rights to indemnity as provided herein for the breach or inaccuracy or failure to perform or comply with any representation, warranty, covenant or agreement of SMI or any Founder. The indemnity obligations of the Founders under this Section 8 (and the representations, warranties, covenants and agreements of SMI and the Founders under this Agreement) shall survive the Closing and shall terminate as provided in Section 8.1(d) (with such representations and warranties terminating concurrently with the termination of such indemnity obligations).

SECTION 9.     EARN-OUT PAYMENTS FOR FOUNDERS

     9.1  Calculation of Earn-Out Payments.

          (a) Earn-Out Payments. As soon as practicable following completion of the audit of Exar's consolidated financial statements by Exar's independent auditors for each fiscal year ending March 31 between 1996 and 2001, the "Earn-Out Payments" shall be determined as follows:

               (i) if SMI's Gross Margin Dollar Contribution (as defined below) for any Exar fiscal year ending on or before March 31, 2001 (the "Measurement Period") is less than $5,000,000, then the Earn-Out Payment for such fiscal year shall be zero (0);

               (ii) if SMI's Gross Margin Dollar Contribution for any fiscal year within the Measurement Period equals or exceeds $5,000,000 then the Earn-Out Payment for such fiscal year shall equal $500,000, subject to Section 9.1(b) below; and

               (iii) if SMI's Gross Margin Dollar Contribution for any fiscal year within the Measurement Period equals or exceeds $10,000,000, then the Earn-Out Payment for such fiscal year shall be $1,000,000, subject to
Section 9.1(b) below.

          (b) Maximum Earn-Out Payments. Only a single payment shall be made pursuant to each of Section 9.1(a)(ii) and 9.1(a)(iii). If the benchmark established under Section 9.1(a)(iii) is achieved in a particular fiscal year and no payment has been made previously under Section 9.1(a)(ii), then the Earn-Out Payment at that time shall be $1,500,000. In no event shall the aggregate Earn-Out Payments exceed $1,500,000.

          (c) Reductions in Earn-Out Payments. Any one or more distributions (such distributions collectively, the "Distributions") of the Earn-Out Payments pursuant to Section 9.2 shall be subject to reduction if Exar elects pursuant to
Section 8.2 to set off against one or more of the Distributions an amount equal to the amount of any Damages.

          (d)  Definitions.

          "Gross Margin Dollar Contribution" shall mean the gross margin of the SMI business included in Exar's consolidated financial statements, before consolidating elimination entries, prepared in accordance with GAAP on a basis consistent with Exar's audited financial statements for the year ended March 31, 1995 as certified by the independent accountants for Exar. Exar hereby confirms to the Founders that (i) the calculation of gross margin as described above is the net product sales of the SMI business, plus nonrecurring engineering fees, less the cost of goods sold, and (ii) such gross margin calculation excludes all research and development costs, sales costs, general and administrative costs, and engineering costs (other than that involved in production functions such as QA/QC).

          For purposes of measuring Gross Margin Dollar Contribution, Exar shall account for the SMI Business (as defined below) as a separate business segment. Any accrual, deduction or allocation made or taken for any management, service, overhead or other charge shall be applied against the SMI Business only when SMI elects, because it expects to realize a cost advantage thereby, to utilize services or facilities of Exar in lieu of procuring such services or facilities from another source. Any such allocation or charge shall be applied by Exar at rates or deemed prices that are no less favorable to the SMI Business than those that Exar applies to its other independent business units. The "SMI Business" shall mean all revenues (together with the associated costs) derived from the sale of products designed and developed by SMI or from the licensing of any such designs or elements of such designs, whether developed before or after the Closing, and regardless of the brand name under which such products may be sold.

          The Founders may challenge the calculation of the Gross Margin Dollar Contribution and shall use an independent auditor (the "Founders' Auditor") to assist it in reviewing the calculation and proposing an alternative calculation, at the expense of the Founders. The identity of the Founders' Auditor shall be subject to the approval of Exar, such approval not to be unreasonably withheld, and the execution of a confidentiality agreement in customary form. If the Founders' calculation for the Measurement Period exceeds Exar's calculation of the Gross Margin Dollar Contribution for such period in a manner that would have resulted in the payment of an additional Earn-Out Payment, then the Founders may deliver a notice to Exar disagreeing with Exar's calculation and setting forth the Founders calculation of such amount. If a notice of disagreement shall have been delivered to Exar by the Founders pursuant to the preceding sentence, Exar and the Founders shall, during the 20 days following such delivery, use all commercially reasonable efforts to reach agreement. If during such period the parties are unable to reach agreement regarding the Gross Margin Dollar Contribution for such period, Exar and the Founders shall promptly thereafter select an Accounting Referee (as defined below) and cause such Accounting Referee promptly to review this Agreement and the respective parties' calculations for the purpose of calculating the Gross Margin Dollar Contribution. The Accounting Referee shall deliver to Exar and the Founders as promptly as practicable a report setting forth such calculation. Such report shall be final and binding upon Exar and the Founders. The cost of such review and report shall be borne by (i) Exar if the Founders' calculation of the Gross Margin Dollar Contribution is closer to the Accounting Referee's calculation, or
(ii) the Founders if the Exar's calculation of the Gross Margin Dollar Contribution is closer to the Accounting Referee's calculation, or (iii) both parties equally if each party's calculation differs from the Accounting Referee's calculation by the same amount. The "Accounting Referee" shall mean a reputable firm of independent auditors of national standing other than Exar's or the Founders' independent auditors.

     9.2 Distributions of Earn-Out Payments. As soon as practicable following the calculation of the Earn-Out Payment, Exar shall distribute additional shares of Exar Common Stock, as calculated below, reduced by any amounts specified in
Section 9.1(b), to the Founders pro rata based on their shares of SMI Common Stock owned by each of them immediately before the Closing. Each date on which Exar makes such a distribution is referred to herein as a "Distribution Date."

          For purposes of calculating the value of shares of Exar Common Stock, if any, distributed to the Founders on each of the Distribution Dates, the price per share of Exar Common Stock shall be deemed to be the average of the closing prices of Exar Common Stock, as reported by the national edition of The Wall Street Journal on the Nasdaq National Market (or such other principal securities exchange or quotation system on which Exar's Common Stock shall be traded or quoted, or if Exar Common Stock shall not then be so traded or quoted, then the fair market value of the Exar Common Stock as agreed to by Exar and the Selling Shareholders) for the 30 trading days ending on the day prior to each such Distribution Date.

     9.3  Post-Closing Covenants of Exar.

          (a) Exar shall maintain SMI as a separate business segment, the financial results for which can be reported as an independent business unit. Exar shall operate SMI in a manner that is, to the extent practical, consistent with the manner in which it operates other businesses owned by Exar, taking into consideration the opportunities, risks and resource requirements of such businesses. In this regard, Exar recognizes that the future growth of SMI will require additional capital to fund operations. Exar shall take into consideration the objectives of the Founders to realize the Earn-Out Payments, and shall seek to achieve a Gross Margin Dollar Contribution which is sufficient to cause such payments to be made. However, nothing contained in this Section 9 shall require Exar to make capital investments, incur risks or take actions which it believes not to be prudent or would be inconsistent with the manner in which it operates other businesses owned by Exar.

          (b) In the event there is a Change of Control (as defined below) of Exar, either (i) the third party acquiring Exar pursuant to such Change of Control shall agree to assume the obligations of Exar under this Section 9, or
(ii) if such third party does not agree to assume Exar's obligations under this
Section 9, the maximum amount of Earn-Out Payments to which the Founders are entitled under this Section 9 (less any Earn-Out payments previously distributed to the Founders) shall become due and payable by Exar upon such Change of Control and shall be distributed in accordance with Section 9.2 promptly thereafter. "Change of Control" shall mean the consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of Exar immediately prior to such reorganization, merger, consolidation, or a purchase or exchange of Shares do not immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merger or consolidated company's then outstanding voting securities, or a liquidation or dissolution of Exar or of the sale or all of substantially all of the assets of Exar.

SECTION 10.    REGISTRATION RIGHTS.

     10.1 Registration Rights. Exar shall file with the SEC a registration statement on Form S-3 (or any successor form to Form S-3) for a public resale offering of the shares of Exar Common Stock to be issued to the Selling Shareholders at the Closing (the "Initial Shares") and shall use all commercially reasonable efforts to cause the Initial Shares to be registered for the offering on such form and to be qualified in such jurisdictions as the Selling Shareholders shall reasonably request, and shall use all commercially reasonable efforts to cause such registration statement to become and remain effective for the period commencing on the 90th day after the Closing (or such earlier practicable date) and ending two years after the Closing or, if earlier, on the date the distribution described in the registration statement is complete.

          (a) Exar shall file with the SEC a registration statement or registration statements on Form S-3 (or any successor form to Form S-3) for a public resale offering of any shares of Exar Common Stock that may be issued pursuant to Section 9 ("Earn-Out Shares") and shall use all commercially reasonable efforts to cause the Earn-Out Shares to be registered for the offering on such form and to be qualified in such jurisdictions as the Founders shall reasonably request, and shall use all commercially reasonable efforts to cause such registration statement or registration statements to become and remain effective for the periods commencing on the 90th day after each Distribution Date (or such earlier practicable date) and ending two years after such Distribution Date or, if earlier, on the date the distribution described in the registration statement is complete. Such registration shall be conditioned on each Selling Shareholder agreeing that all sales made pursuant to such registration statement or registration statements shall be made to or through brokerage firm designated by Exar in its discretion and identified in writing to the Selling Shareholder.

          (b) In the case of any registration pursuant to this Section 10.1, Exar shall keep each Selling Shareholder advised of the initiation and completion of such registrations. At its expense, Exar will promptly:

               (i) Prepare and file with the SEC the registration statements described in Sections 10.1(a) and (b) above and thereafter use its best efforts to cause such registration statements to become effective;

               (ii) Prepare and file with the SEC such amendments and supplements to such registration statements and the prospectuses used in connection with such registration statements as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statements;

               (iii) Furnish to the Selling Shareholders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the securities covered by such registration statements;

               (iv) Use all commercially reasonable efforts to register and qualify the securities covered by such registration statements under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Selling Shareholders, provided that Exar shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

               (v) Notify each Selling Shareholder covered by such registration statements at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statements, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

               (vi) Cause all such shares of Exar Common Stock to be listed on each securities exchange or market system on which similar securities issued by the Exar are then listed; and

               (vii) Provide a transfer agent and registrar for all such shares of Exar Common Stock not later than the effective dates of such registration statements.

     10.2 Piggyback Registration.

          (a) If (but without any obligation to do so) Exar proposes to register any of its securities under the Securities Act (other than a registration effected solely to implement an employee benefit plan, a transaction to which Rule 145 of the SEC is applicable or any other form or type of registration in which the Shares and the shares of Exar Common Stock that may be issued pursuant to Section 9 (collectively the "Registrable Securities") cannot be included pursuant to SEC rule of practice), including for this purpose a registration effected by Exar for stockholders other than the holders of Registrable Securities (the "Holders"), Exar will promptly give written notice to all Holders of such registration. If such registration is proposed to be on a form which permits inclusion of the Registrable Securities, upon the written request (stating the intended method of disposition of such securities) of any Holders given within ten (10) days after transmittal by Exar to the holders of such notice, Exar will, subject to the limits contained in Section 10.2(b), use all commercially reasonable efforts to cause all such Registrable Securities of said requesting holders to be registered under the Securities Act.
(b)  If the registration of which Exar gives notice pursuant to
Section 10.2(a) is for a registered public offering involving an underwriting, Exar shall so advise the Holders as a part of the written notice given pursuant to Section 10.2(a). In such event the right of any Holder to registration pursuant to this Section 10.2 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with Exar and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by Exar. Notwithstanding any other provision of this Section 10.2, if the underwriter managing such registration determines that marketing or economic conditions require a limitation of the number of securities to be underwritten, the underwriter may exclude some or all Registrable Securities from such registration and underwriting. Exar shall so advise all Holders (except those Holders who have indicated to Exar their decision not to distribute any of their Registrable Securities through such underwriting), and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among such Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities owned by such Holders at the time of filing the registration statement. No Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. If any Holder disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to Exar and the underwriter. The Registrable Securities so withdrawn from such underwriting shall also be withdrawn from such registration; provided, however, that, if by the withdrawal of such shares a greater number of Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then Exar shall offer to all Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion used above in determining the underwriter limitation.

          (c) All underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Section 10.2 shall be borne by the Holders of the securities so registered pro rata on the basis of the number of shares so registered and, all other expenses incurred in connection with any registration under Section 10.2 shall be borne by Exar.

          (d) The Holder or Holders of Registrable Securities included in any registration shall furnish to Exar such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as Exar may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 10.

     10.3 Indemnification.

          (a) Exar agrees to indemnify, to the extent permitted by law, each holder of Exar Common Stock with rights under this Section 10, against all Damages caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to Exar by such holder expressly for use therein or by such holder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after Exar has furnished such holder with a sufficient number of copies of the same.

          (b) In connection with any registration statement in which a holder of Exar Common Stock with rights under this Section 10 is participating, each such holder will furnish to Exar in writing such information and affidavits as Exar reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify Exar, its directors and officers and each Person who controls Exar (within the meaning of the Securities Act) against all Damages resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such holder; provided that the obligation to indemnify will be several, not joint and several, among such holders and the liability of each such holder will be in proportion to and limited to the net amount received by such holder from the sale of Exar Common Stock with rights under this Section 10, pursuant to such registration statement.

          (c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any consent to the entry of any judgment or any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

          (d) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and will survive the transfer of securities and the Transaction. Exar also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event Exar's indemnification is unavailable for any reason.

     10.4 Current Public Information. Until the rights specified in Sections 10.1(a) and (b) are fully exercised or expire, Exar will timely file all reports required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations adopted by the SEC thereunder, and will take such further action as any holder or holders of Exar Common Stock with rights under Section 10.1 may reasonably request, all to the extent required to enable such holders to sell their shares pursuant to Form S-3 or similar registration form hereafter adopted by the SEC. Upon written request, Exar will deliver to such holders a written statement as to whether it has complied with such requirements.

     10.5 Termination of Registration Rights. Notwithstanding the foregoing provisions of this Section 10, Exar's obligations pursuant to this Section 10 shall terminate upon (a) July 3, 2003 or (b) if earlier, with respect to a given Holder, at the time such Holder may sell his or her shares of Exar Common Stock in compliance with Rule 144 or 145 under the Securities Act.

     10.6 Transferability of Registration Rights. The rights under this Section 10 are not transferable except in connection with (a) a transfer by will or intestacy and (b) estate planning transfers consisting of gifts to the spouse or issue of the transferee and transfers to trusts for the benefit of the spouse or issue of the transferee.

SECTION 11.    TERMINATION OF AGREEMENT

     11.1 Termination. At any time prior to the Closing, this Agreement may be terminated:

          (a)  by mutual consent of all the parties;

          (b) by Exar if (i) there has been a material breach by SMI or the Selling Shareholders of any covenant, representation or warranty contained in this Agreement, Exar has notified SMI or the Selling Shareholders in writing of the existence of such breach and SMI or the Selling Shareholders has failed to cure such breach within 10 days after receiving such notice, or (ii) the Closing shall not have occurred prior to July 7, 1995, and Exar is not, at the time of termination, in default of the observance of or the due and timely performance of any of its covenants and agreements contained in this Agreement;

          (c) by SMI or the Selling Shareholders if (i) there has been a material breach by Exar of a covenant, representation or warranty contained in this Agreement, SMI has notified Exar in writing of the existence of such breach and Exar has failed to cure such breach within 10 days after receiving such notice, or (ii) the Closing shall not have occurred prior to July 7, 1995, and SMI is not, at the time of termination, in default of the observance of or the due and timely performance of any of its covenants and agreements contained in this Agreement; or

          (d) by either Exar or SMI if (i) there shall be a non-appealable order of a federal or state court in effect preventing consummation of the Transaction or (ii) there shall be any action taken, or any statute, rule, regulations or order enacted, promulgated, issued or deemed applicable to the by any Governmental Authority that would make consummation of the illegal.

     11.2 Effect of Termination. If this Agreement shall be terminated as provided in Section 11.1, this Agreement shall be of no further force or effect (except as otherwise provided in Section 12.3) and:

          (a) there shall be no liability on the part of any party hereto to any other party except for (i) payment of expenses, fees and payments pursuant to Section 11.3, (ii) if appropriate, payment of legal fees pursuant to Section
12.3 and (iii) any damages for breach of this Agreement; and

          (b) each party shall redeliver all documents, work papers or other materials of the other party relating to the transaction contemplated hereby, whether obtained before or after the execution of this Agreement, to the party furnishing the same and all filings, applications or other submissions made pursuant to this Agreement shall, at SMI's or Exar's option, respectively be withdrawn from the agency or other person to which made.

     11.3 Fees and Expenses. All fees and expenses incurred in connection with this Agreement will be paid by the party incurring such expense. The Founders confirm that they will be solely responsible for the fees and expenses of Carr, DeFilippo & Ferrell up to $20,000 in connection with this Agreement and the transactions contemplated hereby and SMI shall be responsible for any fees and expenses over $20,000; however, the aggregate amount of such fees and expenses paid by the Founders and SMI shall not exceed $25,000.

     11.4 Extension of Time; Waivers.  At any time prior to the Closing:

          (a) Exar may (i) extend the time for the performance of any of the obligations or other acts of SMI, and (ii) waive compliance with any of the agreements or conditions contained herein to be performed by SMI. Any agreement on the part of Exar to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by Exar; and

          (b) SMI may (i) extend the time for the performance of any of the obligations or other acts of Exar and (ii) waive compliance with any of the agreements or conditions contained herein to be performed by Exar. Any agreement on the part of SMI to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of SMI.

SECTION 12     MISCELLANEOUS

     12.1 Amendment. This Agreement may be amended with the approval of the Board of Directors of Exar and SMI and with the approval of the Selling Shareholders at any time before the Closing. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     12.2 Entire Agreement; Counterparts; Applicable Law. This Agreement and the agreements contemplated hereby and by the exhibits hereto (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof,
(b) may be executed in several counterparts, each of which will be deemed an original and all of which shall constitute one and the same instrument and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California as applied to contracts entered into and to be performed entirely within California.

     12.3 Attorneys' Fees. In any action at law or suit in equity to enforce this Agreement or the rights of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

     12.4 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties named herein and their respective successors; provided, however, that without the prior written consent of the other parties, this Agreement may not be assigned by any party except (a) to a successor in interest through merger, consolidation, reorganization, sale of substantially all assets or similar transaction for any party that is an entity or (b) a transfer to another entity that is a member of the same affiliated group. Any attempted assignment in violation of this Section 13.4 shall be void and of no effect.

     12.5 Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     To SMI:                       with a copy to:

     Silicon Microstructures, Inc.           Carr, DeFilippo & Ferrell
     46725 Fremont Blvd.                     2225 East Bayshore Road
     Fremont, CA  94538                      Second Floor
     Attn:  Chief Executive Officer          Palo Alto, CA  94303
     Telephone: (510) 490-5010               Attn: Barry Carr, Esq.
     Fax: (510) 490-1119                     Telephone: (415) 812-3410
                                             Fax: (415) 812-3444

     To Exar:                      with a copy to:

     Exar Corporation                   Cooley Godward Castro Huddleson
                                        & Tatum
     2222 Qume Drive                    Five Palo Alto Square
     San Jose, CA  95161                3000 El Camino Real
     Attn:  Chief Financial Officer     Palo Alto, CA  94306
     Telephone:  (408) 434-6400         Attn:  Robert L. Jones, Esq.
     Fax:  (408) 435-1712               Telephone: (415) 843-5000
                                        Fax: (415) 857-0663
     To Rohm:

     Rohm Corporation
     2150 Commerce Drive
     San Jose, CA 95131
     Attn:  Jerry Fielder
     Telephone: (408) 432-0500
     Fax: (408) 434-6444

     To the Selling Shareholders:

     James Knutti and                   Rohm U.S.A. Inc.
     Henry Allen at the                 At the address set forth
     address set forth above            above for Rohm Corporation
     for SMI
     with a copy to
     Carr, DeFilippo & Ferrell

All such notices and other communications shall be deemed to have been received
(a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such telecopy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch and (d) in the case of mailing, on the fifth business day following such mailing.

     12.6 Severability. If any provision of this Agreement is declared invalid in a court proceeding between the parties, such invalidity shall not invalidate this Agreement, and this Agreement shall be construed as if the invalid part were not contained herein, and the rights and obligations of the parties shall be construed and enforced accordingly.

     12.7 Shareholder Consent. The parties to this Agreement constitute all of the shareholders of SMI. The parties recognize that each of the Founders, as well as Ronald Guire (who is an officer of Exar as well as a director of SMI), has a financial interest in the transactions contemplated by this Agreement. By their execution hereof, the parties hereby grant their unanimous written consent, as shareholders of SMI, to this Agreement and the transactions contemplated hereby.

     12.8 Waiver of Right of First Refusal. The parties to this Agreement constitute all of the parties to the First Refusal and Co-Sale Agreements dated February 8, 1993 which gave Rohm and Exar certain co-sale rights in connection with any sale of the Founders' stock. By their execution hereof, each of the parties hereby waives any rights that it may have had under such First Refusal and Co-Sale Agreements in connection with the transactions contemplated hereby.

     12.9 Waiver of Liquidation Rights. Pursuant to the Restated Articles of Incorporation dated February 3, 1993, (the "Restated Articles") Exar and Rohm as the holders of all of the outstanding shares of Series A Preferred Stock of SMI are entitled to a liquidation preference upon the occurrence of a "Company Sale Liquidation" as defined in the Restated Articles. By its execution hereof, each of Exar and Rohm hereby waives its liquidation rights pursuant to the Restated Articles in connection with the transactions contemplated hereby.

     12.10 Titles. The titles and captions of the sections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

     12.11 Cooperation. Exar and SMI each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate expeditiously or implement the transactions contemplated by this Agreement.

     12.12 Third Party Beneficiary Rights. No provision of this Agreement is intended, or shall be interpreted, to provide or create for any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee, or any party hereto or any other person or entity, and all provisions hereof will be personal solely among the parties hereto.

     12.13 Publicity. Subject to Exar's obligations under applicable securities laws, the issuance of any reports, statements or press releases pertaining to this Agreement or the transactions contemplated hereby prior to the Closing will be subject to the mutual approval of Exar and SMI.


     The parties hereto have caused this Agreement to be executed and delivered
as of                  , 1995.
      -----------------


EXAR CORPORATION,             SILICON MICROSTRUCTURES, INC.,
  a Delaware corporation                  a California corporation


By:                                By:

Title:                                  Title:


                                   ROHM CORPORATION,
                                     a California corporation
                                     (as to Section 1.5 only)


                                   By:

                                   Title:


                                   SELLING SHAREHOLDERS



                                   James W. Knutti


                                   Henry V. Allen


                                   ROHM U.S.A. INC.,
                                     a Delaware corporation

                                   By:

                                   Title:





Exhibit B:     Schedule of Leased Equipment from Rohm Corporation

Exhibit C:     Bill of Sale

Exhibit D:     SMI Disclosure Schedule

Exhibit E:     Continuity of Interest Certificates

Exhibit F:     Opinion of Carr, DeFilippo & Ferrell

Ehxibit G:     Form of Employment Agreement